EXHIBIT 21

LIST OF SUBSIDIARIES OF VYTA CORP

Name	State of Incorporation	Date of Incorporation	Doing Business As

NanoPierce Connection Systems, Inc.	Nevada, USA	January 2002	NanoPierce Connection Systems, Inc.
ExypnoTech, LLC	Colorado, USA	June 2004	ExypnoTech, LLC